NEWS RELEASE
Contacts:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott
DRG&L: 713-529-6600
lelliott@drg-l.com / apearson@drg-l.com

FOR IMMEDIATE RELEASE

GASTAR EXPLORATION PROVIDES OPERATIONAL UPDATE ON
  MARCELLUS ACTIVITY

HOUSTON, December 19, 2011 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to provide an operational update on recent activities in Marshall County, West Virginia within the Marcellus shale area.

Gastar’s first two productive Marcellus shale wells, the Wengerd 1H and Wengerd 7H, continue to exhibit strong production rates and have averaged a combined gross sales rate of 7.3 million cubic feet per day (“MMCFD”) of natural gas along with 448 barrels of natural gas liquids (“NGLs”) per day and 255 barrels of condensate per day (“BCPD”) over the most recent 14 days of unrestricted production.  Gastar owns a 44.5% working interest (37.6% net revenue interest) in the Wengerd wells.

Gastar initiated production from the Corley 1H, 2H, 3H and 4H wells over the past 30 days.  The Corley wells are currently producing at a combined gross rate of 9.9 MMCFD of natural gas, 680 barrels of NGLs per day and 100 BCPD along with approximately 2400 barrels of fracture stimulation fluid per day.  Condensate rates are expected to increase as the recovery of fracture stimulation fluids is completed.  These production rates are being realized despite continuing problems with high line pressures on the Caiman Energy gathering system.  Gastar owns an approximate 40.7% working interest (35.3% net revenue interest) in the Corley wells.

Gastar has completed the fracture stimulation of the Simms 1H, 2H and 3H wells (approximate 50.0% working interest and 42.0% net revenue interest) and will commence flow-back operations on those wells prior to year-end.  Gastar is currently fracture stimulating three wells on the Hall pad (approximate 40.2% working interest and 33.8% net revenue interest) and expects to have those wells stimulated by early 2012 with first sales anticipated by late January 2012.  In addition, Gastar has completed the drilling of six additional horizontal Marcellus shale wells of which five Hendrickson wells (40.2% working interest and 33.8% net revenue interest) should be completed and brought on line during the first quarter of 2012 and is also currently drilling on two multi-well pads; the Burch Ridge pad (five wells) and the Accetolo pad (three wells).

Gastar is continuing to flow back and test the Hickory Ridge 2H well in Preston County, West Virginia.  The Hickory Ridge 2H well has produced natural gas intermittently while recovering completion fluids.  Gastar has installed a compressor to assist with accelerating the recovery of completion fluids from the well and believes that the well is capable of producing at economic rates.

Gastar has been informed by Rex Energy, the operator of the Grosick wells located in Butler County, Pennsylvania, that three of the seven wells have been fracture stimulated and have been on production since December 1, 2011. Rex is currently installing tubing in the wells, and we expect information on gas sales rates to be available within the next 30 days.  Gastar owns a 19.0% working interest (15.1% net revenue interest) in the Grosick wells.

J. Russell Porter, Gastar’s President and CEO, commented: “We are pleased with the early production rates from the Marcellus shale wells we have put on sales so far this year and expect them to generate excellent rates of return due to the attractive NGL and condensate yields realized in Marshall County, West Virginia.  We plan to bring on a number of wells over the next several months as we continue to develop these assets and grow production.  We also expect the issues with high gathering system pressures to be minimized as additional compression is installed on the system in the middle of the first quarter of 2012.  We are finalizing plans for an active 2012 Marcellus drilling program consisting of at least 24 operated horizontal wells in Marshall County.”

About Gastar Exploration
Gastar Exploration Ltd. is an independent company engaged in the exploration, development and production of natural gas and oil in the United States.  Our principal business activities include the identification, acquisition, and subsequent exploration and development of natural gas and oil properties with an emphasis on prospective deep structures identified through seismic and other analytical techniques as well as unconventional natural gas reserves, such as shale resource plays.  We are pursuing natural gas exploration in the Marcellus Shale in the Appalachian area of West Virginia and central and southwestern Pennsylvania and in the deep Bossier gas play in the Hilltop area of East Texas.  We also conduct limited coal bed methane development activities within the Powder River Basin of Wyoming and Montana.  For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risk inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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